NEWS RELEASE
Investor Relations Contact:                      Date:    February 6, 2012
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FOURTH QUARTER & FULL YEAR RESULTS
Full Year Earnings of $4.23 per Diluted Share
Rail and Plant Nutrient Groups set New Records

MAUMEE, OHIO, February 6, 2013-The Andersons, Inc. (Nasdaq: ANDE), today announced net income attributable to the company of $79.5 million, or $4.23 per diluted share, on revenues of $5.3 billion. The company had a strong year, surpassed only by the prior year in which it earned $95.1 million, or $5.09 per diluted share, on revenues of $4.6 billion. The company earned $15.0 million in the fourth quarter of 2012, or $0.80 per diluted share, on revenues of $1.7 billion. In the same three month period of 2011, the company reported net income of $21.7 million, or $1.17 per diluted share, on revenues of $1.3 billion. The majority of the year to year revenue increase relates to rising volume and prices, and growth, in the agricultural businesses.

The Rail Group achieved record operating income of $42.8 million in 2012, a significant improvement over its $9.8 million 2011 operating income. Gross profit from the leasing business was significantly higher than the prior year due mainly to higher lease rates, as overall utilization rate for both years was consistent at 84.6 percent. The group recognized $23.7 million in pre-tax gains on sales of railcars and related leases and non-recourse transactions (where the company continues to provide car management services to the purchaser and typically holds an option to purchase the railcars at the end of the assigned lease). In 2011, the company recognized gains of $8.4 million on similar transactions. Revenues of $156 million for 2012 were higher than the $107 million reported in the prior year due mainly to increased car sales and higher lease rates. The rail fleet increased by over 600 cars in 2012, to approximately 23,300 cars. The Rail Group had operating income of $8.6 million in the fourth quarter on revenues of $29 million. In 2011, operating income for the same three month period was $2.3 million on revenues of $25 million. These results include gains on sales of railcars and related leases and non-recourse transactions of $1.5 million and $0.7 million in 2012 and 2011, respectively.

The Plant Nutrient Group had record operating income of $39.3 million in 2012, surpassing 2011 earnings by $1.0 million. Revenues for 2012 and 2011 were $797 million and $691 million, respectively. While margins declined in 2012, both income and revenues increased due to higher volume. For the fourth quarter, the group's operating income was $4.7 million on $178 million of revenues. Last year the group had operating income of $2.5 million during the same three month period on revenues of $170 million. Increased operating income in the quarter was due to higher volume as favorable weather patterns increased nutrient application.

The Grain Group's 2012 operating income was $63.6 million, compared to operating income of $87.3 million in the prior year. The group had considerably lower space income in 2012, as a result of the drought, but an increase in bushels sold. In 2011, the group benefited from significant escalation in wheat basis. Lansing Trade Group contributed strongly to the Grain Group's result with its best ever annual performance. Total revenues for the Grain Group were $3.3 billion and $2.8 billion in 2012 and 2011, respectively. Revenues increased due to greater sales volume and higher grain prices. For the fourth quarter, the group's operating income was $18.1 million on revenues of $1.2 billion. In the same three month period of 2011, the group had operating income of $27.3 million on revenues of $876 million. The group acquired the majority of the Green Plains Grain Company assets, on December 3, 2012. The acquisition included seven facilities in Iowa and five in Tennessee, with grain storage capacity of approximately 32 million bushels. The Grain Group's storage capacity increased nearly 30 percent, and 30,000 tons of fertilizer storage was added as well.

The Ethanol Group had an operating loss of $3.7 million in 2012, compared to operating income of $23.3 million in the prior year. The operating income decline was due to significantly lower ethanol margins resulting from weak gasoline demand, an oversupply of ethanol, and high corn costs caused by last year's drought. The ethanol plants, however, continue to benefit from co-product sales of corn oil, E-85, Distillers Dried Grains and CO2. Total 2012 revenues were $743 million, up from $642 million in 2011. Revenues increased due to an increase in volume, the majority of which was due to the addition of the Denison, Iowa, facility in 2012. The group's fourth quarter operating loss was $0.8 million on revenues of $215 million. During the same three month period of 2011, operating income was $6.5 million on revenues of $165 million.

The Turf & Specialty Group's full year operating income was $2.2 million on revenues of $131 million. In 2011, the group had operating income of $2.0 million, and total revenues were $130 million. The group incurred an operating loss of $1.2 million in the fourth quarter on revenues of $21 million. Last year, operating loss for the same period was $1.8 million on revenues of $18 million. During the quarter, the group acquired the Mt. Pulaski cob business, which approximately doubled the production capacity of the Cob Division.

The Retail Group had an operating loss of $4.0 million in 2012, which included charges associated with closing its Woodville store. In the prior year, the group's operating loss was $1.5 million. Total 2012 sales for the group were $151 million, compared to sales of $158 million in the prior year. The Retail Group's fourth quarter operating income was a loss of $0.9 million on revenues of $41 million. Last year, during the same three month period, the group's operating income was $0.5 million and total revenues were $45 million.

“This is definitely one of those years where our purposeful diversification paid off,” CEO Mike Anderson stated. “The Rail Group had its best year ever, due to skillful management of its railcar portfolio. Similarly, our Plant Nutrient Group had its second record year in a row even though margins decreased, as they increased sales volume and prudently managed their inventory. Our Grain Group also had good results, in part due to the record earnings of Lansing Trade Group, even though there were unfavorable impacts caused by the drought,” Mr. Anderson added. “In the last year we demonstrated our commitment to growth by acquiring New Eezy Grow, Inc., Denison, Mt. Pulaski, and the majority of the assets of the Green Plains Grain Company. We also opened our Anselmo, Nebraska grain elevator in August and look forward to opening a new railcar blast and paint facility this spring. As we have in the past, we will continue to focus on long term earnings growth.”

The company will host a webcast on Thursday, February 7, 2012 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

The Andersons, Inc.
Consolidated Statements of Income (unaudited)

	Year ended December 31,
(in thousands, except per share data)	2012	2011	2010

Sales and merchandising revenues	$5,272,010	$4,576,331	$3,393,791
Cost of sales and merchandising revenues	4,914,005	4,223,479	3,112,112
Gross profit	358,005	352,852	281,679

Operating, administrative and general expenses	246,929	229,090	195,330
Interest expense	22,155	25,256	19,865
Other income:
Equity in earnings of affiliates	16,487	41,450	26,007
Other income, net	14,725	7,922	11,652
Income before income taxes	120,133	147,878	104,143
Income tax provision	44,568	51,053	39,262
Net income	75,565	96,825	64,881
Net income (loss) attributable to the noncontrolling interests	(3,915)	1,719	219
Net income attributable to The Andersons, Inc.	$79,480	$95,106	$64,662

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$4.27	$5.13	$3.51
Diluted earnings attributable to The Andersons, Inc. common shareholders	$4.23	$5.09	$3.48
Dividends paid	$0.60	$0.44	$0.36

The Andersons, Inc.
Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$138,218	$20,390
Restricted cash	398	18,651
Accounts receivable, net	208,877	167,640
Inventories	776,677	760,459
Commodity derivative assets - current	103,105	83,950
Deferred income taxes	15,862	21,483
Other current assets	54,016	34,649
Total current assets	1,297,153	1,107,222

Other assets:
Commodity derivative assets - noncurrent	1,906	2,289
Other assets, net (Note 1)	105,129	53,327
Equity method investments	190,908	199,061
	297,943	254,677
Railcar assets leased to others, net	228,330	197,137
Property, plant and equipment, net	358,878	175,087
Total assets	$2,182,304	$1,734,123

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$24,219	$71,500
Accounts payable for grain	584,171	391,905
Other accounts payable	169,867	142,762
Customer prepayments and deferred revenue	99,164	79,557
Commodity derivative liabilities – current	33,277	15,874
Accrued expenses and other current liabilities	66,964	60,445
Current maturities of long-term debt	15,145	32,208
Total current liabilities	992,807	794,251

Other long-term liabilities	18,406	43,014
Commodity derivative liabilities – noncurrent	1,134	1,519
Employee benefit plan obligations	53,131	52,972
Long-term debt, less current maturities	427,243	238,885
Deferred income taxes (Note 1)	78,138	64,640
Total liabilities	1,570,859	1,195,281
Total equity (Note 1)	611,445	538,842
Total liabilities and equity	$2,182,304	$1,734,123

Note 1 - Other assets, net includes the investment in cumulative convertible preferred shares of Iowa Northern Railway Corporation, which is carried at estimated fair value. The annual valuation has not yet been finalized, and therefore the other assets, net line item within the Consolidated Balance Sheets, along with deferred income taxes and accumulated other comprehensive income (a component of equity) may be subject to change prior to issuance of the audited Consolidated Financial Statements.

The Andersons, Inc.
Segment Data

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended December 31, 2012
Revenues from external customers	$1,197,376	$214,867	$177,732	$28,818	$20,545	$41,303	$—	$1,680,641

Gross profit	36,973	6,129	19,980	9,709	6,241	12,137	—	91,169

Equity in earnings (loss) of affiliates	6,374	(5,293)	—	—	—	—	—	1,081

Other income, net	706	16	266	3,841	113	158	216	5,316

Income (loss) before income taxes	18,078	(1,615)	4,714	8,553	(1,168)	(861)	(5,688)	22,013

Loss attributable to the noncontrolling interests	—	(815)	—	—	—	—	—	(815)

Operating income (loss) (a)	$18,078	$(800)	$4,714	$8,553	$(1,168)	$(861)	$(5,688)	$22,828

Three months ended December 31, 2011
Revenues from external customers	$875,538	$164,763	$169,522	$24,981	$17,844	$45,182	$—	$1,297,830

Gross profit	40,084	2,649	18,882	6,038	5,777	13,001	—	86,431

Equity in earnings (loss) of affiliates	5,631	6,349	(19)	—	—	—	—	11,961

Other income, net	708	26	163	668	164	208	444	2,381

Income (loss) before income taxes	27,333	6,974	2,454	2,346	(1,811)	500	(4,837)	32,959

Income attributable to the noncontrolling interest	—	474	—	—	—	—	—	474

Operating income (loss) (a)	$27,333	$6,500	$2,454	$2,346	$(1,811)	$500	$(4,837)	$32,485

Twelve months ended December 31, 2012
Revenues from external customers	$3,293,632	$742,929	$797,033	$156,426	$131,026	$150,964	$—	$5,272,010

Gross profit	117,180	14,673	98,252	56,729	27,026	44,145	—	358,005

Equity in earnings (loss) of affiliates	29,080	(12,598)	5	—	—	—	—	16,487

Other income, net	2,548	53	1,917	7,136	784	554	1,733	14,725

Income (loss) before income taxes	63,597	(7,635)	39,254	42,841	2,216	(3,951)	(16,189)	120,133

Loss attributable to the noncontrolling interests	—	(3,915)	—	—	—	—	—	(3,915)

Operating income (loss) (a)	$63,597	$(3,720)	$39,254	$42,841	$2,216	$(3,951)	$(16,189)	$124,048

Twelve months ended December 31, 2011
Revenues from external customers	$2,849,358	$641,546	$690,631	$107,459	$129,716	$157,621	$—	$4,576,331

Gross profit	143,613	15,022	97,194	24,750	26,235	46,038	—	352,852

Equity in earnings (loss) of affiliates	23,748	17,715	(13)	—	—	—	—	41,450

Other income, net	2,462	159	704	2,866	880	638	213	7,922

Income (loss) before income taxes	87,288	25,063	38,267	9,778	2,000	(1,520)	(12,998)	147,878

Income attributable to the noncontrolling interest	—	1,719	—	—	—	—	—	1,719

Operating income (loss) (a)	$87,288	$23,344	$38,267	$9,778	$2,000	$(1,520)	$(12,998)	$146,159

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.